Exhibit 5.1

October 1, 2026
UWM Holdings Corporation
585 South Boulevard E
Pontiac, Michigan 48341
Ladies and Gentlemen:
We have acted as counsel to UWM Holdings Corporation, a Delaware corporation (“UWMC”), in connection with the resale by the selling stockholders identified in the prospectus supplement (“Prospectus Supplement”) (File No. 333- 297986) filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2026 (the “Selling Stockholders”) of up to (i) 1,500,000 shares of Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”) of UWMC, (ii) 165,000,000 Class A Warrants (the “Class A Warrants”), (iii) 165,000,000 Class B Warrants (the “Class B Warrants,” and together with the Class A Warrants, the “Warrants”) and (iv) 330,000,000 shares of UWMC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock,” and together with the Series A-1 Preferred Stock and the Warrants, the “Securities”) issuable upon exercise of the Warrants. The Securities were issued pursuant to the securities purchase agreement (the “Securities Purchase Agreement”), dated August 5, 2026, by and between UWMC, certain funds or investment vehicles advised, managed by, or otherwise affiliated with Oaktree Capital Management, L.P., SFS Holding Corp., Mat Ishbia, and SFS Group Capital, LLC.
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of UWMC and others. We have not independently verified such factual matters.
Our opinions expressed in paragraphs 2 and 3 below are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:
1.The shares of Series A-1 Preferred Stock have been duly authorized by all requisite corporate action on the part of UWMC under the Delaware General Corporation Law (“DGCL”) and have been validly issued and are fully paid and nonassessable.
2.The Class A Warrants constitute valid and binding obligations of UWMC, enforceable against UWMC in accordance with their terms.

October 1, 2026

3.The Class B Warrants constitute valid and binding obligations of UWMC, enforceable against UWMC in accordance with their terms.
4.The shares of Class A Common Stock issuable upon exercise of the Warrants have been duly authorized by all requisite corporate action on the part of UWMC under the DGCL and, when issued and delivered by UWMC upon exercise of the Warrants in accordance with the terms of such Warrants, as applicable, will be validly issued, fully paid and nonassessable.
We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL and, solely with respect to the opinions in paragraphs 2 and 3 above, the laws of the State of New York.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3ASR (File No. 333-297986). We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ Greenberg Traurig, P.A.